EXHIBIT 99.1

FOR IMMEDIATE RELEASE

 Digital Lifestyles Group Extends Agreement with its Secured
                          Creditor

WALNUT, CA-- (MARKET WIRE)-February 16, 2006 -- Digital Lifestyles Group Inc. (DLFG.PK) today announced that it has extended its letter agreement with Laurus Master Funds, L.P. until March 1, 2006. The Company is continuing its merger negotiations with Protron Digital Corporation and is continuing to take the necessary steps to complete its audit for its previous annual periods and quarterly updates in order to become current with its filings with the Securities and Exchange Commission.

Andy Teng, Chairman and Chief Executive Officer of the Company, stated: "We are pleased to execute this extension with our secured creditor. We believe that this extension provides us with sufficient time to be able to finalize the merger agreement with Protron and to continue the steps necessary to complete our audit and become current with our filings with the SEC."

About Digital Lifestyles Group Inc.

Digital Lifestyles Group Inc. is a computer and consumer electronics company that designs, manufactures and markets digital lifestyle products. More information about Digital
Lifestyles Group will be made available upon request.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate," "project," "expect" or similar expressions, and statements such as those related to the ability of the Company to continue to work with existing creditors to resolve currently outstanding liabilities and extensions of time in the future, compliance with the terms and conditions of its previous agreements, and its ability to complete the merger transaction, audit work and necessary filings with the SEC. These statements are made within the meaning of Section 27A of the Securities Act of 1933, as amended, and the provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Digital Lifestyles Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the ability for the Company to raise sufficient funds to operate the business going forward, successful implementation of its restructuring plan, including the ability to generate

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positive  cash flow from operations and the ability  of  the
Company to satisfy its existing creditors, the ability of the Company to consummate a merger transaction, which is subject to a number of contractual, conditions, such as shareholder approval and execution of a merger agreement satisfactory to the Company, the general acceptance of the
Company's products in the marketplace, the ability of the Company to compete with its competitors and other risks detailed in the company's periodic report filings with the
Securities  and  Exchange  Commission.   There  can  be   no
assurance that any estimations or projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Investor Contact:

Andy Teng
(626) 625-5705

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